Exhibit 5.1

Baker, Donelson, Bearman, Caldwell and Berkowitz, PC

Letterhead

                    , 200

Macquarie Asset Management Inc.

225 Franklin Street, 26th Floor

Boston, Massachusetts 02110

Re:	Macquarie Equipment Leasing Fund, LLC

Ladies and Gentlemen:

We have acted as counsel for Macquarie Equipment Leasing Fund, LLC, a Delaware limited liability company (the “Fund”), in connection with the Registration Statement on Form S-1 (File No. 333-154278) for the Fund and any amendments thereto, including any post-effective amendments (collectively referred to as the “Registration Statement”)) filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, including the Prospectus, the Limited Liability Company Operating Agreement of the Fund (the “Operating Agreement”) and the Subscription Agreement contained therein, with respect to the offer and sale of up to fifteen million eight hundred thousand (15,800,000) shares of limited liability company interest in the Fund (the “Shares”).

In connection therewith, we have relied upon, among other things, our examination of the Registration Statement and such other documents, records of the Fund, certificates of public officials and certificates of officers of Macquarie Asset Management Inc., acting as Manager of the Fund, as we have deemed necessary for purposes of the opinion expressed below. In rendering our opinion, we have assumed that each subscriber will duly pay the consideration specified in the subscriber’s Subscription Agreement and the due execution and delivery of all relevant documents by all parties thereto.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

The Shares when issued and sold in accordance with the Operating Agreement and the Registration Statement, as amended at the time that it becomes effective with the Commission, will be validly issued and fully paid and nonassessable.

Our opinions are limited in all respects to the limited liability company law of the State of Delaware, and accordingly, we express no opinion as to the laws of any other state or jurisdiction. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to, and to the use of our name in, the Registration Statement. This consent is not a concession that we are an “expert” for purposes of the Securities Act of 1933, as amended.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

By:
Matthew S. Heiter, Esq.